Exhibit 99.1
NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Treasurer & Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com
FEI Reports Record Revenue and Earnings
Revenue of $211.1 million up 45% from Q2-2010
GAAP EPS of $0.62
HILLSBORO, Ore., August 2, 2011 - For the second quarter of 2011, FEI Company (NASDAQ: FEIC) reported record revenue and earnings for the third quarter in a row. Bookings were the highest for any second quarter in the company's history and the second-highest ever.
Revenue of $211.1 million was up 45% compared to $146.0 million in the second quarter of 2010 and up 7% from $197.0 million in the first quarter of 2011.
Net income was $26.1 million or $0.62 per diluted share, compared with $16.2 million or $0.40 per diluted share in the second quarter of 2010 and $22.3 million or $0.54 per diluted share in the first quarter of 2011.
The gross margin in the second quarter was 45.3%, compared with 41.0% in the second quarter of 2010 and 43.6% in the first quarter of 2011. Operating income was 17.3% of sales in the quarter, compared with 2.4% in the second quarter of 2010 and 16.2% in the first quarter of 2011.
Last year's second quarter results included $9.1 million of restructuring charges that reduced operating income, compared with restructuring charges of $0.8 million in this year's second quarter. The 2010 second quarter also included a net tax benefit of $13.5 million that increased net income, compared with tax expense in the latest quarter of $9.6 million.
For the second quarter of 2011, net bookings were $204.5 million, up 17% from the second quarter of 2010 and up 7% from the first quarter of 2011. The backlog at the end of the quarter was $459.1 million. The book-to-bill ratio for the quarter was 0.97 to 1.
Gross cash, investments and restricted cash at the end of the quarter was $471.3 million, an increase of $19.5 million during the quarter and $47.5 million since the end of 2010.
“We had another very good quarter, with revenue and earnings again at the highest level in our history,” said Don Kania, president and CEO of FEI. “Gross margins expanded as expected, and operating margins increased. Bookings remained strong with double-digit sequential growth in the Research and Industry and Electronics market segments. For the third quarter, we expect significant revenue growth compared with last year and a slight normal seasonal decline in revenue compared with the second quarter. We are projecting revenue growth of approximately 30% for 2011 over 2010.”
Bookings and revenue comparisons for the company's market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets.
Guidance for Q3 2011
FEI expects revenue in the third quarter of 2011 to be in the range of $195 million to $210 million. Bookings are expected to be in the range of $175 million to $195 million. GAAP earnings per share are expected to be in the range of $0.51 to $0.57.

Investor Conference Call -- 2:00 p.m. Pacific time, Tuesday, August 2, 2011
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-941-8631 (U.S., toll-free) or 1-480-629-9723 (international and toll), with the conference title: FEI Second Quarter Earnings Call, Conference ID 4459281. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4459281#. The call can also be accessed via the web by going to FEI's Investor Relations page at www.fei.com, where the webcast will also be archived.
About FEI
FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications globally and across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a history of over 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI's imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI has over 1,900 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.
Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding our guidance for revenue and earnings per share for the third quarter of 2011, expected annual revenue growth for 2011 and expected bookings for the third quarter of 2011. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “projecting”, “expect”, “expects”, “are expected”, “will”, “estimate”, and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Research and Industry, Electronics and Life Sciences market segments; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; risks associated with shipping a high percentage of the company's quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; potential reduced governmental spending due to budget constraints and current uncertainty around global sovereign debt; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 3, 2011	April 3, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$305,923	367,265	$277,617
Short-term investments in marketable securities	18,855	3,362	44,026
Short-term restricted cash	28,615	30,250	22,114
Receivables, net	207,075	178,755	183,254
Inventories, net	202,769	179,487	155,964
Deferred tax assets	10,431	10,514	11,505
Other current assets	35,890	38,601	23,126
Total current assets	809,558	808,234	717,606
Non-current investments in marketable securities	76,135	12,572	38,662
Long-term restricted cash	41,815	38,352	41,377
Non-current inventories	51,072	48,402	47,976
Property plant and equipment, net	82,039	81,799	80,681
Goodwill	44,849	44,832	44,800
Deferred tax assets	770	869	1,072
Other assets, net	14,570	15,077	12,248
TOTAL	$1,120,808	$1,050,137	$984,422
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$61,348	55,656	$51,529
Accrued liabilities	60,163	48,497	51,209
Deferred revenue	84,549	86,232	81,445
Income taxes payable	14,078	9,287	3,715
Accrued restructuring, reorganization and relocation	2,613	3,070	4,884
Other current liabilities	29,400	31,352	31,306
Total current liabilities	252,151	234,094	224,088
Convertible debt	89,012	89,012	89,012
Other liabilities	44,902	41,283	38,148
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 39,150, 38,690, and 38,280 shares issued and outstanding at July 3, 2011, April 3, 2011 and December 31, 2010	534,161	520,968	509,145
Retained earnings	123,396	97,336	75,024
Accumulated other comprehensive income	77,186	67,444	49,005
Total shareholders’ equity	734,743	685,748	633,174
TOTAL	$1,120,808	$1,050,137	$984,422

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	July 3, 2011	April 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
NET SALES:
Products	$168,896	$156,032	$108,931	$324,928	$220,808
Service and components	42,245	40,928	37,117	83,173	74,339
Total net sales	211,141	196,960	146,048	408,101	295,147
COST OF SALES:
Products	86,256	83,595	62,068	169,851	126,756
Service and components	29,190	27,461	24,172	56,651	49,378
Total cost of sales	115,446	111,056	86,240	226,502	176,134
Gross margin	95,695	85,904	59,808	181,599	119,013
OPERATING EXPENSES:
Research and development	19,619	17,940	15,616	37,559	32,748
Selling, general and administrative	38,774	35,782	31,604	74,556	67,179
Restructuring, reorganization and relocation	783	285	9,055	1,068	9,969
Total operating expenses	59,176	54,007	56,275	113,183	109,896
OPERATING INCOME	36,519	31,897	3,533	68,416	9,117
OTHER INCOME (EXPENSE), NET	(893)	(222)	(900)	(1,115)	(1,536)
INCOME BEFORE TAXES	35,626	31,675	2,633	67,301	7,581
INCOME TAX EXPENSE (BENEFIT)	9,566	9,363	(13,547)	18,929	(12,703)
NET INCOME	$26,060	$22,312	$16,180	$48,372	$20,284
BASIC NET INCOME PER SHARE DATA	$0.67	$0.58	$0.43	$1.25	$0.53
DILUTED NET INCOME PER SHARE DATA	$0.62	$0.54	$0.40	$1.16	$0.51
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	38,883	38,478	38,046	38,686	37,968
Diluted	42,566	42,101	41,813	42,359	41,775

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)			Twenty-Six Weeks Ended (1)
	July 3, 2011	April 3, 2011	July 4, 2010	July 3, 2011	July 4, 2010
NET SALES:
Products	80.0%	79.2%	74.6%	79.6%	74.8%
Service and components	20.0%	20.8%	25.4%	20.4%	25.2%
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%
COST OF SALES:
Products	40.9%	42.4%	42.5%	41.6%	42.9%
Service and components	13.8%	13.9%	16.6%	13.9%	16.7%
Total cost of sales	54.7%	56.4%	59.0%	55.5%	59.7%
GROSS MARGIN:
Products	48.9%	46.4%	43.0%	47.7%	42.6%
Service and components	30.9%	32.9%	34.9%	31.9%	33.6%
Gross margin	45.3%	43.6%	41.0%	44.5%	40.3%
OPERATING EXPENSES:
Research and development	9.3%	9.1%	10.7%	9.2%	11.1%
Selling, general and administrative	18.4%	18.2%	21.6%	18.3%	22.8%
Restructuring, reorganization and relocation	0.4%	0.1%	6.2%	0.3%	3.4%
Total operating expenses	28.0%	27.4%	38.5%	27.7%	37.2%
OPERATING INCOME	17.3%	16.2%	2.4%	16.8%	3.1%
OTHER INCOME (EXPENSE), NET	(0.4)%	(0.1)%	(0.6)%	(0.3)%	(0.5)%
INCOME BEFORE TAXES	16.9%	16.1%	1.8%	16.5%	2.6%
INCOME TAX EXPENSE (BENEFIT)	4.5%	4.8%	(9.3)%	4.6%	(4.3)%
NET INCOME	12.3%	11.3%	11.1%	11.9%	6.9%

(1)	Percentages may not add due to rounding.

FEI COMPANY
Supplemental Data Table
($ in millions, except per share amounts)
(Unaudited)

	Q2 Ended 3-July-2011	Q1 Ended 3-Apr-2011	Q2 Ended 4-July-2010
Income Statement Highlights
Consolidated sales	$211.1	$197.0	$146.0
Gross margin	45.3%	43.6%	41.0%
Stock compensation expense	$2.8	$2.8	$2.7
Net income	$26.1	$22.3	$16.2
Diluted net income per share	$0.62	$0.54	$0.40
Interest income add back included in the calculation of diluted EPS	$0.5	$0.5	$0.6
Sales Highlights
Sales by Market Segment
Electronics	$87.0	$61.4	$56.9
Research & Industry	$55.1	$70.7	$37.4
Life Sciences	$26.8	$24.0	$14.6
Service and Components	$42.2	$40.9	$37.1
Sales by Geography
USA & Canada	$74.2	$63.6	$46.1
Europe	$59.2	$58.1	$45.7
Asia-Pacific and Rest of World	$77.7	$75.3	$54.2
Gross Margin by Market Segment
Electronics	51.9%	51.8%	49.0%
Research & Industry	44.9%	43.6%	37.4%
Life Sciences	47.7%	41.2%	34.0%
Service and Components	30.9%	32.9%	34.9%
Bookings and Backlog
Bookings - total	$204.5	$190.8	$175.1
Book-to-bill ratio	0.97	0.97	1.20
Backlog - total	$459.1	$465.7	$402.5
Backlog - Service and Components	$91.4	$88.5	$81.2
Bookings by Market Segment
Electronics	$76.1	$64.5	$71.6
Research & Industry	$64.5	$55.1	$40.4
Life Sciences	$18.7	$23.1	$27.5
Service and Components	$45.2	$48.1	$35.6
Bookings by Geography
USA & Canada	$46.7	$48.5	$57.6
Europe	$76.0	$65.5	$47.8
Asia-Pacific and Rest of World	$81.8	$76.8	$69.7
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$471.3	$451.8	$375.5
Operating cash generated	$9.2	$9.7	$25.1
Accounts receivable	$207.1	$178.8	$153.2
Days sales outstanding (DSO)	89	83	96
Inventory turnover	2.4	2.6	2.6
Fixed asset investment	$3.9	$1.9	$1.8
Depreciation expense	$4.7	$4.5	$4.2
Working capital	$557.4	$574.1	$482.0
Headcount (permanent and temporary)	1,957	1,844	1,791
Euro average rate	1.439	1.366	1.281
Euro ending rate	1.449	1.409	1.258